EXHIBIT 99
First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360
April 17, 2009
Cincinnati, Ohio
CONTACT: Thomas H. Siemers
President and CEO
(513) 469-5352
For Immediate Release
First Franklin Corporation (FFHS) Announces
2009 First Quarter Net Income Doubles
CINCINNATI, Ohio, April 17, 2009- First Franklin Corporation (FFHS, NASDAQ), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced net income of $260,000 ( $0.15 per basic share) for the quarter ended March 31, 2009. This compares to net income for the quarter ended March 31, 2008 of $104,000 ($0.06 per basic share)
The increase in net income when compared to 2008 is primarily the result of increased loan activity. At the beginning of 2009, Franklin Savings increased its loan origination staff and anticipates that the majority of loans it originates in the future will be sold with servicing transferred to the purchaser. This could cause outstanding loan balances and the interest earned on loans to decline, but fee income and the gain on the sale of loans should increase.
Thomas H. Siemers, President and CEO, stated, “Our emphasis continues to be on local lending for homes and small business properties. To that end, we have made a strategic decision to grow our mortgage lending department and increase our customer service related to mortgage lending.”
Earlier this year, First Franklin announced it was following the lead of many other financial institutions by suspending its cash dividend in order to conserve capital. Subsequently, First Franklin entered into an agreement with the OTS in which the Company will not pay any cash dividends or capital distributions, or repurchase any of its stock, without first obtaining OTS approval.
Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the Nasdaq Global Market under the symbol “FFHS”.